Exhibit 99.1

For Immediate Release:	January 30, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

ROCKVILLE FINANCIAL, INC.

ANNOUNCES RECORD ANNUAL EARNINGS

ROCKVILLE, Conn., January 30, 2013 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced net income of $4.3 million, or $0.16 per diluted share, for the quarter ended December 31, 2012, compared to net income of $4.0 million, or $0.14 per diluted share, for the quarter ended December 31, 2011. For the year 2012, net income is $15.8 million, or $0.56 per diluted share, compared to $7.1 million, or $0.25 per diluted share for the year 2011.

“I am pleased to announce that Rockville Financial, Inc. reported record annual earnings, and that the fourth quarter included strong fundamentals, increased commercial loan growth, record residential mortgage originations and continued strong asset quality,” stated William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Financial, Inc. and Rockville Bank. “The Company’s quarterly results, however, do reflect the pressure that the net interest margin is under and the volatile nature of the mortgage banking business. During the quarter, yields on loans and securities and mortgage spreads declined due to the continued low interest rate environment and the actions by the Federal Reserve Board. While 2013 will likely be a tough operating environment for the banking industry, Rockville’s management will continue its disciplined management approach and will make decisions that are in the long term best interests of its shareholders.”

Earnings in both years were affected by non-core income and expense. A reconciliation of these non-GAAP measures may be found on page F-9.

Financial Highlights

•	Record annual net income of $15.8 million in 2012, 2.2 times 2011 net income
•	Record annual diluted earnings per share of $0.56 in 2012 compared to $0.25 in 2011
•	20% annual core operating revenue growth of $13.3 million
•	11% quarterly core operating revenue growth, compared to fourth quarter 2011

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•	3% decrease in core operating revenue, compared to linked quarter
•	Core operating expense were flat compared to linked quarter
•	$1.3 million net gain from sales of loans, compared to $2.5 million in the linked quarter
•	3.74% tax equivalent net interest margin, compared to 3.80% in the linked quarter
•	13% growth in deposits in 2012
•	16% growth in non-interest-bearing deposits in the year
•	0.13% annualized net loan charge-offs to average loans
•	0.88% ROA in the fourth quarter of 2012, 0.84% ROA for the year 2012
•	Pension plan hard-freeze as of year-end 2012

Loan Production Highlights

•	15% annualized linked quarter loan growth
•	29% annualized linked quarter commercial loan growth
•	18% commercial loan growth in 2012
•	Record annual residential mortgage originations of $294 million
•	Record quarterly residential mortgage originations of $87 million
•	141% annual increase in residential mortgage production
•	113% increase in residential mortgage production, compared to fourth quarter of 2011
•	328% increase in purchase mortgage production, compared to fourth quarter of 2011

Capital Highlights

•	30% total shareholder return year-over-year, compared to 22% SNL thrift index
•	54% dividend increase since 2011 conversion
•	61% of stock buyback plan completed at $11.97 per share average cost, compared to $12.09 per share average closing price
•	94% dividend payout ratio in 2012, including special cash dividend

Fourth Quarter Talent Recruitment Highlights

•	6 branch team members for new West Hartford Banking Center opening in Q1 2013
•	2 financial advisors and sales assistant for Rockville Financial Services subsidiary
•	Senior Vice President team leader for Western C&I Commercial Team
•	25 net new FTE, 331 at year-end up from 306 at linked quarter-end comprised largely of commercial credit and mortgage banking support positions

Operating Results

Rockville Financial reported record fourth quarter and annual earnings, and achieved these results despite the increased expense incurred in the fourth quarter and during the year from building out the infrastructure in both technology and human capital.

The Company’s total revenue increased by 3% in the fourth quarter compared to the linked quarter, however core revenue decreased by 3%. The decrease in core revenue reflects the volatility in market spreads for sales of residential mortgages to the secondary market and the reduced volume

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sold to the secondary market on a linked quarter basis. As a result of the expansion of the Company’s mortgage banking business in 2012, the Company achieved record originations during the quarter, however historically high margins recognized on sales in the third quarter declined to a more normalized level in the fourth quarter. The Company sold residential mortgage loans totaling $49 million in the fourth quarter 2012 at an average spread of 2.73% compared to $64 million at an average spread of 3.95% in the third quarter 2012 due to timing differences within the application process. This business line continues to evolve and will continue to be a key line of business for the Company.

Operating revenue increased from the linked quarter primarily due to a $1.0 million payment the Company received from its data processing vendor, Jack Henry & Associates. The payment was in relation to the service disruptions our customers experienced when the Jack Henry & Associates operations center located in Lyndhurst, New Jersey was impacted by Hurricane Sandy in the fourth quarter. Noninterest income was negatively impacted during the quarter by the waiving of $107,000 of NSF fees during the service disruption. The Company incurred $503,000 of additional expense directly related to the service disruption. The Company recorded higher salaries and employee benefits during the quarter of $461,000 in additional compensation costs paid to those customer service and back office representatives assisting our customers through the delay in their items processing, and also recorded approximately $42,000 of other additional expenses related to the service disruption.

Operating revenue driven by the Company’s investment subsidiary, Rockville Financial Services (“RFS”), increased by $28,000, or 37%, from the linked quarter. While not a significant component to the quarter’s results, noteworthy is the evolution of this business line to include four new financial advisors. At year-end this division was comprised of five full time financial advisors and one full time sales assistant with a combined 80 years of industry experience to better serve the needs of Rockville’s customers and branch network. The Company has recently re-aligned its advisor territories to better serve its existing RFS clients. The new West Hartford Banking Center will have a dedicated full time financial advisor who is a Certified Financial Planner.

Net interest income was stable and increased slightly by $63,000 to $17.0 million in the fourth quarter compared to the linked quarter. Average earning assets increased by $33 million, or 2%, due to continued business development resulting in commercial loan growth and strategic decisions to increase available for sale investment purchases. The tax equivalent net interest margin for the fourth quarter of 2012 was compressed by 6 basis points to 3.74%, compared to 3.80% for the third quarter of 2012 as a result of the 8 basis points decline in the tax equivalent yield on interest-earning assets outpacing the 3 basis points decline in the cost of interest-bearing deposits. The reduction in the average yield during the fourth quarter from both a linked quarter and year-over-year basis, was primarily attributable to the impact that the extended low interest rate environment has had on the yields of new loan originations and adjustable rate mortgage repricings. The cost of interest-bearing deposits decreased across all comparable periods as a result of the Company’s continued focus on growing low cost core deposits, particularly with the commercial banking expansion, and on reducing the cost of funds as well as the continued migration out of time deposits to other interest bearing deposit types. The Company’s strategic decision to take steps to shorten the duration of earning assets during the quarter while extending funding will better position the balance sheet for rising interest rates and enhance its long-term earnings but will adversely impact short-term earnings.

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The fourth quarter provision for loan losses increased $148,000, or 19%, to $909,000 for the three months ended December 31, 2012 compared to $761,000 for the comparable 2011 period due to strong growth in the loan portfolio during this time period. Net charge-offs for the fourth quarter were $511,000, or 0.13% annualized as a percentage of average loans outstanding, an increase from $263,000, or 0.07% annualized as a percentage of average loans outstanding, in the prior year period. Provision expense continues to be assessed in correlation to the Company’s loan growth and risk profile.

On a linked quarter basis, non-interest expense increased $518,000 to $15.0 million in the fourth quarter 2012, while core operating expense basically remained level, increasing by only $15,000 to $14.5 million. The aforementioned $503,000 in compensation and other expenses related to the Jack Henry & Associates service disruption were not included in fourth quarter core operating expense. Core salaries and employee benefits expense increased $506,000, or 6%, over the linked quarter due to both the increase in FTE ($328,000) and the increase in commissions and incentive expense related to record loan originations ($272,000). One significant driver to controlling expense over the linked quarter was the decrease of $324,000 in professional fees. The fourth quarter 2012 non-interest expense as a percentage of average assets and the efficiency ratio on a core basis were 2.96% and 70.10%, respectively.

For the year 2012, core operating expense totaled $54.0 million and increased by $8.9 million, or 20%, from total core operating expense of $45.1 million in 2011. The primary driver in the increase in core operating expense in 2012 was the $7.3 million increase in core salaries and employee benefits expense attributable to the infrastructure investment as the Company transitions to a commercial banking model from a mutual thrift model. FTE increased to 331 at December 31, 2012 from 281 at December 31, 2011 supporting expansion in the revenue driving commercial and residential mortgage banking divisions. This infrastructure growth will provide the Company with the ability to continue strong organic growth to mitigate potential margin compression in 2013. Additionally, due to the hard freeze of the Company’s pension plan as of December 31, 2012, the fourth quarter of 2012 will be the last quarter of higher pension expense, having estimated an incremental $1.1 million in annual savings following the freeze.

Organic Loan and Deposit Growth Continues;

Enhanced by Commercial and Mortgage Banking Expansion

Growth in all major categories of the balance sheet are reflective of the significant human capital and infrastructure investment the Company made in 2012. Expansion of the commercial lending division led to a $130 million, or 9%, increase in net loans for the year. The commercial division also meaningfully contributed to the 13% deposit growth during the year through demand deposit and municipal deposit acquisition. Expansion of the mortgage banking division resulted in a 113% increase in fourth quarter originations over the prior year and a 328% increase in purchase mortgages. The $90 million, or 60%, increase in the available for sale securities portfolio was attainable as a direct result of the expertise added in the Treasury department. Through these expansion efforts, total assets increased $248 million, or 14%, to $2.0 billion at December 31, 2012 from December 31, 2011.

The available for sale securities portfolio increased $90 million to $241 million at December 31, 2012 from $151 million at December 31, 2011, largely from purchases of AA or better rated municipal bonds. The municipal bonds represent a wide geographic diversification and consist of both general obligation and revenue bonds. As a result of the municipal bond purchases during the year, the Company’s effective tax rate decreased to 29.6% in 2012 from 34.5% in 2011.

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Net loans grew organically during the year by $130 million due to the aforementioned continued focus on commercial banking and expansion of that team in 2012. Specifically, the commercial real estate portfolio increased $103 million, or 17%, and the commercial business portfolio increased $28 million, or 20%. During the fourth quarter the commercial loan portfolio grew by $58 million, or 29% for the linked quarter on an annualized basis despite larger than normal payoffs of $25 million during the quarter resulting from the Company’s disciplined approach to asset quality. The Company will not match extremely favorable pricing or underwriting and structure pressures of competitor banks if those considerations do not meet the Company’s asset quality standards. The growth in commercial deposits is also reflective of the expansion of the commercial team, both from the perspective of increased commercial banking relationships as well as the increase in municipal deposits as a result of sales efforts by the cash management team. Municipal deposits increased by $57 million, or 184%, during 2012. The New Haven and Northern loan production teams actively take market share from large bank competitors and this organic growth strategy will be further enhanced with the introduction of a new commercial team in the West Hartford market in early 2013.

The new full-service West Hartford “Banking Center” will offer traditional banking services along with onsite specialized mortgage professionals, financial advisors, commercial bankers, and private banking professionals to meet all of our customer needs in one central convenient location. Mary Chase has been named Vice President, Branch Officer of the new location and is a long-time West Hartford resident with banking experience spanning three decades in Connecticut, mostly serving customers from West Hartford and its surrounding communities. Mary is joined by Josh Gorman recently named Senior Vice President for the newly established Western C&I Commercial Team. Josh has built a strong reputation among other client managers for his expertise in commercial lending and achieving a long list of successes in managing large business client relationships. Together they will lead the West Hartford team comprised of 14 banking professionals who joined Rockville in the fourth quarter 2012.

The Company continued to make enhancements to the mortgage banking business model in the fourth quarter. While on-balance sheet growth in residential loans was modest at $2 million, or 0.4%, in 2012, this is reflective of the Company’s strategy to sell fixed rate residential loans to the secondary market in the historically low interest rate environment experienced during the past year. Residential mortgage originations totaled $294 million for the year, a 141% increase from $122 million in the prior year. During the fourth quarter 2012 the Company originated 443 loans totaling $87 million, an increase of 105% and 113%, respectively, from 216 loans totaling $41 million in the fourth quarter 2011. Mortgage originations increased 5% on a linked quarter basis. Additionally, the transition to mortgage loan officers in the business model allows the Company to foster relationships with local realtors to target purchase mortgage production and has increased the volume of purchase mortgages to $27 million in the fourth quarter 2012 as compared to $6 million in the prior year period, a 328% increase in that production source. For the year purchase mortgages totaled $95 million as compared to $33 million in 2011.

Deposits totaled $1.50 billion at December 31, 2012 and increased $178 million from $1.33 billion at December 31, 2011, reflecting a $33 million, or 16%, increase in non-interest bearing deposits and a $145 million, or 13%, increase in interest bearing deposits. The increase in interest bearing

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deposits included the purchase of $61 million of brokered time deposits reflecting the Company’s philosophy to opportunistically diversify funding sources at a lowest cost. The weighted average cost of brokered deposits was 0.80% at December 31, 2012, with balances representing 4.1% of total deposits.

Federal Home Loan Bank of Boston advances increased $77 million year-to-date to $143.1 million at December 31, 2012. Advances were employed across the maturity curve with the majority of the increase consisting of short term advances with terms of one year or less and a weighted average cost of 0.33%.

Asset Quality

Fourth quarter asset quality metrics remain very favorable. Non-performing assets increased $3.3 million to $18.9 million at December 31, 2012 from $15.6 million at December 31, 2011. The ratio of non-performing assets to total assets increased 6 basis points to 0.95% at December 31, 2012 from 0.89% at December 31, 2011. Loans on non-accrual increased $3.5 million to $16.1 million at December 31, 2012 from $12.6 million at December 31, 2011. Included in non-accrual loans are non-accruing troubled debt restructurings (TDR). TDRs decreased $232,000 to $3.1 million at December 31, 2012 from $3.4 million at December 31, 2011. The ratio of non-performing loans to total loans increased 14 basis points to 1.00% at December 31, 2012 from 0.86% at December 31, 2011. At December 31, 2012, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 114.88% and 1.15%, compared to 127.08% and 1.09% at December 31, 2011, respectively.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on January 28, 2013 and payable on February 4, 2013. This dividend equates to a 3.08% annualized yield based on the $12.98 average closing price of the Company’s common stock in the fourth quarter of 2012. The Company has paid dividends for 27 consecutive quarters. The dividend payout ratio for the quarter ended December 31, 2012 was 66%, excluding the special cash dividend the Company paid of $0.16 per share in December 2012.

Stock Repurchase Program

In accordance with State of Connecticut Department of Banking mutual conversion banking regulations the Company was eligible to adopt a stock repurchase program at the one year anniversary of its March 3, 2011 stock conversion. As such, the Company’s Board of Directors approved a buyback plan on March 2, 2012 and commenced the plan upon receiving satisfactory response from the Company’s regulator, the Federal Reserve Bank of Boston, on March 13, 2012. Under this plan, the Company may repurchase up to 2,951,250 shares, or 10% of the outstanding shares at the time the plan was approved. As of December 31, 2012, the Company had repurchased 1,806,476 shares at an average cost of $11.97 per share. The average closing price of the Company’s common stock over this time period was $12.09 per share.

The Company repurchased 450,097 shares during the quarter ended December 31, 2012, at an average price of $13.05, which was 115% of the Company’s tangible book value of $11.33. The average closing price during the fourth quarter was $12.98, or 115% of the Company’s tangible book value.

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Management Comments

“Rockville significantly returned capital to its shareholders in 2012 by increasing its quarterly dividend, paying a special cash dividend and buying back 61% of its share repurchase plan. When including both dividends and the stock buyback program, the Company returned to its shareholders 231% of its net income for the year ended December 31, 2012. Our total shareholder return year-over-year is 30% compared to the SNL thrift index of 22%,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO). “Rockville Financial will continue to look for opportunities to hire revenue producing team members in the commercial and mortgage banking divisions and financial advisors in its subsidiary, Rockville Financial Services. The Company did contract with an efficiency consultant in the fourth quarter with the goal to benchmark itself against other high performers in order to fine tune processes and position the Company for success in the future.”

Investor Conference Call

Rockville Financial, Inc. will host a conference call on Thursday, January 31, 2013 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s fourth quarter results. Those wishing to participate in the call may dial toll-free 1-877-317-6016. A telephone replay of the call will be available through February 14, 2013 by calling 1-877-344-7529 and entering conference number 10023216. A podcast will be available on the Company’s website for an extended period of time.

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank has established a New Haven County Commercial Banking Office in Hamden, Conn., and opened a full service Banking Center in West Hartford, Conn in January 2013. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans	$17,824	$17,619	$71,201	$70,463
Securities-interest	1,761	1,100	6,503	4,679
Securities-dividends	46	43	173	367
Interest-bearing deposits	25	32	75	71

Total interest and dividend income	19,656	18,794	77,952	75,580

INTEREST EXPENSE:
Deposits	2,088	2,582	8,734	11,252
Borrowed funds	541	632	2,210	6,219

Total interest expense	2,629	3,214	10,944	17,471

Net interest income	17,027	15,580	67,008	58,109
PROVISION FOR LOAN LOSSES	909	761	3,587	3,021

Net interest income after provision for loan losses	16,118	14,819	63,421	55,088

NON-INTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	—	—	—	(29)
Service charges and fees	1,682	1,563	6,480	6,351
Net gain from sales of securities	579	2	914	6,277
Net gain from sales of loans	1,334	1,251	4,417	1,715
Other income	1,569	224	2,896	445

Total non-interest income	5,164	3,040	14,707	14,759

NON-INTEREST EXPENSE:
Salaries and employee benefits	9,281	5,938	33,186	24,245
Service bureau fees	802	1,041	4,036	4,338
Occupancy and equipment	1,298	1,038	4,653	4,401
Professional fees	638	630	3,233	2,537
Marketing and promotions	125	204	412	1,171
FDIC assessments	272	256	1,046	1,247
Other real estate owned	96	601	540	677
Contribution to Rockville Bank Foundation, Inc.	—	—	—	5,043
Loss on extinguishment of debt	—	—	—	8,914
Other	2,516	2,060	8,590	6,443

Total non-interest expense	15,028	11,768	55,696	59,016

INCOME BEFORE INCOME TAXES	6,254	6,091	22,432	10,831
Income tax provision	1,929	2,103	6,635	3,739

NET INCOME	$4,325	$3,988	$15,797	$7,092

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income - Concluded

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Net income per share:
Basic	$0.16	$0.14	$0.57	$0.25
Diluted	$0.16	$0.14	$0.56	$0.25

Weighted-average shares outstanding:
Basic	27,510,100	28,522,391	27,796,116	28,593,971
Diluted	27,901,498	28,669,668	28,025,610	28,693,295

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income

(In Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
INTEREST AND DIVIDEND INCOME:
Loans	$17,824	$17,883	$17,930	$17,564	$17,619
Securities-interest	1,761	1,733	1,703	1,306	1,100
Securities-dividends	46	42	41	44	43
Interest-bearing deposits	25	13	26	11	32

Total interest and dividend income	19,656	19,671	19,700	18,925	18,794

INTEREST EXPENSE:
Deposits	2,088	2,149	2,246	2,251	2,582
Borrowed funds	541	558	563	548	632

Total interest expense	2,629	2,707	2,809	2,799	3,214

Net interest income	17,027	16,964	16,891	16,126	15,580
PROVISION FOR LOAN LOSSES	909	793	1,181	704	761

Net interest income after provision for loan losses	16,118	16,171	15,710	15,422	14,819

NON-INTEREST INCOME:
Service charges and fees	1,682	1,578	1,534	1,686	1,563
Net gain from sales of securities	579	214	118	3	2
Net gain from sales of loans	1,334	2,514	44	525	1,251
Other income	1,569	308	563	456	224

Total non-interest income	5,164	4,614	2,259	2,670	3,040

NON-INTEREST EXPENSE:
Salaries and employee benefits	9,281	8,314	8,468	7,123	5,938
Service bureau fees	802	946	1,231	1,057	1,041
Occupancy and equipment	1,298	1,254	1,036	1,065	1,038
Professional fees	638	1,049	828	718	630
Marketing and promotions	125	70	103	114	204
FDIC assessments	272	268	201	305	256
Other real estate owned	96	110	53	281	601
Other	2,516	2,499	1,895	1,680	2,060

Total non-interest expense	15,028	14,510	13,815	12,343	11,768

INCOME BEFORE INCOME TAXES	6,254	6,275	4,154	5,749	6,091
Income Tax Provision	1,929	1,607	1,205	1,894	2,103

NET INCOME	$4,325	$4,668	$2,949	$3,855	$3,988

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Data)

(Unaudited)

ASSETS	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$19,966	$14,000	$20,151	$15,303	$40,677
Short-term investments	15,349	24,365	13,739	24,549	308

Total cash and cash equivalents	35,315	38,365	33,890	39,852	40,985
AVAILABLE FOR SALE SECURITIES-At fair value	241,389	245,952	221,714	195,501	151,237
HELD TO MATURITY SECURITIES-At amortized cost	6,084	6,935	7,692	8,603	9,506
TOTAL LOANS HELD FOR SALE	5,292	5,786	598	–	–
LOANS RECEIVABLE	1,605,462	1,548,696	1,562,553	1,512,813	1,473,423
Less allowance for loan losses	(18,477)	(18,079)	(17,303)	(16,527)	(16,025)

Total Net Loans	1,586,985	1,530,617	1,545,250	1,496,286	1,457,398
FEDERAL HOME LOAN BANK STOCK, at cost	15,867	15,867	15,867	15,867	17,007
ACCRUED INTEREST RECEIVABLE	4,862	5,484	5,061	4,614	4,069
DEFERRED TAX ASSET, Net	10,720	9,843	10,492	10,590	10,368
PREMISES AND EQUIPMENT, Net	20,078	18,965	17,331	16,082	15,502
GOODWILL	1,070	1,070	1,070	1,070	1,149
CASH SURRENDER VALUE OF BANK-OWNED LIFE INSURANCE	58,370	57,838	57,291	56,766	31,429
OTHER REAL ESTATE OWNED	2,846	2,618	2,084	2,746	3,008
PREPAID FDIC ASSESSMENTS	2,089	2,334	2,569	2,805	3,034
CURRENT INCOME TAX RECEIVABLE	–	1,316	3,121	612	2,848
OTHER ASSETS	7,832	6,197	4,369	3,760	2,332

	$1,998,799	$1,949,187	$1,928,399	$1,855,154	$1,749,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Non-interest-bearing	$238,924	$223,525	$220,924	$216,567	$206,416
Interest-bearing	1,265,756	1,253,605	1,234,750	1,165,702	1,120,350

Total deposits	1,504,680	1,477,130	1,455,674	1,382,269	1,326,766
MORTGAGORS’ AND INVESTORS’ ESCROW ACCOUNTS	6,776	3,364	6,556	3,217	5,852
ADVANCES FROM THE FEDERAL HOME LOAN BANK	143,106	118,865	125,871	125,876	65,882
ACCRUED EXPENSES AND OTHER LIABILITIES	23,626	22,539	17,593	16,142	17,901

TOTAL LIABILITIES	1,678,188	1,621,898	1,605,694	1,527,504	1,416,401

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY	320,611	327,289	322,705	327,650	333,471

	$1,998,799	$1,949,187	$1,928,399	$1,855,154	$1,749,872

Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	December 31 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Share Data:
Basic net income per share common	$0.16	$0.17	$0.11	$0.13	$0.14
Diluted net income per share common	0.16	0.17	0.11	0.13	0.14
Dividends declared per share	0.26	0.09	0.09	0.08	0.075

Operating Data:
Total operating revenue	$22,191	$21,578	$19,150	$18,796	$18,620
Total operating expense	15,028	14,510	13,815	12,343	11,768
Average earning assets	1,846,007	1,812,636	1,768,612	1,687,764	1,653,561

Key Ratios:
Return on average assets	0.88%	0.97%	0.63%	0.86%	0.92%
Return on average equity	5.34%	5.73%	3.63%	4.62%	4.73%
Tax-equivalent net interest margin	3.74%	3.80%	3.87%	3.83%	3.77%

Mortgage Production:
Dollar volume (Purchase & Refi)	$87,061	$82,846	$80,450	$43,158	$40,890
Number of loans	443	413	411	215	216
Purchase mortgages originated (non-refis)	$26,571	$32,387	$25,768	$10,100	$6,204
Number of loans	112	149	114	38	30
Loans sold	$48,845	$63,574	$928	$20,400	$36,977
Gains on sale of loans	$1,334	$2,514	$44	$525	$1,251

Non-performing Assets:
Residential real estate	$7,837	$6,911	$8,087	$6,730	$6,332
Commercial real estate	2,162	1,609	1,624	1,274	750
Construction	1,470	1,221	1,235	1,006	1,099
Commercial business	1,407	1,285	1,200	1,445	1,033
Installment and collateral	45	32	33	34	29

Total non-accrual loans	12,921	11,058	12,179	10,489	9,243
Troubled debt restructured—non-accruing	3,135	2,965	3,071	3,166	3,367

Total non-performing loans	16,056	14,023	15,250	13,655	12,610
Other real estate owned	2,846	2,618	2,084	2,746	3,008

Total non-performing assets	$18,902	$16,641	$17,334	$16,401	$15,618

Non-performing loans to total loans	1.00%	0.91%	0.98%	0.90%	0.86%
Non-performing assets to total assets	0.95%	0.85%	0.90%	0.88%	0.89%
Allowance for loan losses to non-performing loans	114.88%	128.93%	113.47%	121.03%	127.08%
Allowance for loan losses to total loans	1.15%	1.17%	1.11%	1.09%	1.09%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	3.07%	3.00%	2.93%	2.77%	2.70%
Efficiency ratio (2)	67.72%	67.25%	72.14%	65.67%	63.20%
Cost of interest-bearing deposits	0.66%	0.69%	0.74%	0.79%	1.02%
Operating revenue growth rate	2.84%	12.68%	1.88%	0.95%	5.94%
Operating revenue growth rate (annualized)	11.36%	50.72%	7.53%	3.78%	23.76%
Average earning asset growth rate	1.84%	2.49%	4.79%	2.07%	-0.37%
Average earning asset growth rate (annualized)	7.36%	9.96%	19.16%	8.27%	-1.48%

(1)

Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.

(2)

The efficiency ratio represents the ratio of non-interest expenses, to the sum of net interest income before provision for loan losses and non-interest income. The efficiency ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to non-interest expense control and also believes such information is useful to investors in evaluating Company performance.

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended December 31,
	2012			2011
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Loans receivable, net	$1,543,170	$17,825	4.62%	$1,443,206	$17,619	4.88%
Investment securities	245,203	2,042	3.33	143,935	1,129	3.14
Federal Home Loan Bank stock	15,867	19	0.48	17,007	13	0.31
Other earning assets	41,767	25	0.24	49,413	33	0.27

Total interest-earning assets	1,846,007	19,911	4.31%	1,653,561	18,794	4.55%
Non-interest-earning assets	114,885			88,311

Total assets	$1,960,892			$1,741,872

Interest-bearing liabilities:
NOW and money market accounts	$521,443	372	0.29%	$390,583	243	0.25%
Savings accounts	214,134	64	0.12	187,988	97	0.21
Certificates of deposit	521,665	1,653	1.27	542,946	2,242	1.65

Total interest-bearing deposits	1,257,242	2,089	0.66	1,121,517	2,582	0.92
Advances from the Federal Home Loan Bank	131,502	540	1.64	76,481	632	3.31

Total interest-bearing liabilities	1,388,744	2,629	0.76%	1,197,998	3,214	1.07%

Non-interest-bearing liabilities	247,855			206,718

Total liabilities	1,636,599			1,404,716
Stockholders' equity	324,293			337,156

Total liabilities and Stockholders' Equity	$1,960,892			$1,741,872

Net interest-earning assets	$457,263			$455,563

Tax equivalent net interest income		17,282			15,580
Tax equivalent net interest rate spread			3.55%			3.48%
Tax equivalent net interest margin			3.74%			3.77%

Average interest-earning assets to average interest-bearing liabilities			132.93%			138.03%

Less tax equivalent adjustment		255			—

Net Interest Income		$17,027			$15,580

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended
	December 31, 2012			September 30, 2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Loans receivable, net	$1,543,170	$17,825	4.62%	$1,540,280	$17,883	4.64%
Investment securities	245,203	2,042	3.33	233,104	1,991	3.42
Federal Home Loan Bank stock	15,867	19	0.48	15,867	20	0.50
Other earning assets	41,767	25	0.24	23,385	13	0.22

Total interest-earning assets	1,846,007	19,911	4.31%	1,812,636	19,907	4.39%
Non-interest-earning assets	114,885			122,068

Total assets	$1,960,892			$1,934,704

Interest-bearing liabilities:
NOW and money market accounts	$521,443	372	0.29%	$518,176	381	0.29%
Savings accounts	214,134	64	0.12	209,197	47	0.09
Certificates of deposit	521,665	1,653	1.27	525,799	1,721	1.31

Total interest-bearing deposits	1,257,242	2,089	0.66	1,253,172	2,149	0.69
Advances from the Federal Home Loan Bank	131,502	540	1.64	119,802	558	1.86

Total interest-bearing liabilities	1,388,744	2,629	0.76%	1,372,974	2,707	0.79%

Non-interest-bearing liabilities	247,855			236,068

Total liabilities	1,636,599			1,609,042
Stockholders' equity	324,293			325,662

Total liabilities and Stockholders' Equity	$1,960,892			$1,934,704

Net interest-earning assets	$457,263			$439,662

Tax equivalent net interest income		17,282			17,200
Tax equivalent net interest rate spread			3.55%			3.60%
Tax equivalent net interest margin			3.74%			3.80%

Average interest-earning assets to average interest-bearing liabilities			132.93%			132.02%

Less tax equivalent adjustment		255			236

Net Interest Income		$17,027			$16,964

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Year Ended December 31,
	2012			2011
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Loans receivable, net	$1,514,584	$71,201	4.70%	$1,431,887	$70,463	4.92%
Investment securities	218,369	7,373	3.38	157,576	4,996	3.17
Federal Home Loan Bank stock	16,079	82	0.51	17,007	50	0.29
Other earning assets	29,999	75	0.25	104,601	71	0.07

Total interest-earning assets	1,779,031	78,731	4.43%	1,711,071	75,580	4.42%

Non-interest-earning assets	112,530			86,122

Total assets	$1,891,561			$1,797,193

Interest-bearing liabilities:
NOW and money market accounts	$486,701	$1,387	0.28%	$367,037	$1,286	0.35%
Savings accounts	206,978	263	0.13	180,093	439	0.24
Certificates of deposit	523,134	7,084	1.35	553,335	9,527	1.72

Total interest-bearing deposits	1,216,813	8,734	0.72	1,100,465	11,252	1.02
Advances from the Federal Home Loan Bank	112,299	2,210	1.97	168,081	6,219	3.70

Total interest-bearing liabilities	1,329,112	10,944	0.82%	1,268,546	17,471	1.38%

Non-interest-bearing liabilities	235,209			220,938

Total liabilities	1,564,321			1,489,484
Stockholders' equity	327,240			307,709

Total liabilities and Stockholders' Equity	$1,891,561			$1,797,193

Net interest-earning assets	$449,919			$442,525

Tax equivalent net interest income		67,787			58,109
Tax equivalent net interest rate spread			3.61%			3.04%
Tax equivalent net interest margin			3.81%			3.40%

Average interest-earning assets to average interest-bearing liabilities			133.85%			134.88%

Less tax equivalent adjustment		779			—

Net Interest Income.		$67,008			$58,109

Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

		Core Operating Revenue For the Three Months Ended
	Total 2012	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net Interest Income Pre Provision	$67,008	$17,027	$16,964	$16,891	$16,126
Non-Interest Income	14,707	5,164	4,614	2,259	2,670

Operating Revenue	81,715	22,191	21,578	19,150	18,796
Adjust net gain from sales of securities	(914)	(579)	(214)	(118)	(3)
Effect of service disruptions on revenue, Hurricane Sandy	(893)	(893)	—	—	—

Core Operating Revenue	$79,908	$20,719	$21,364	$19,032	$18,793

		Core Operating Expense For the Three Months Ended
	Total 2012	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Non-Interest Expense (Operating Expense)	$55,696	$15,028	$14,510	$13,815	$12,343
Effect of stock-based compensation	(1,167)	—	—	(1,167)	—
Effect of service disruptions on expenses, Hurricane Sandy	(503)	(503)	—	—	—

Core Operating Expense	$54,026	$14,525	$14,510	$12,648	$12,343

		Core Operating Revenue For the Three Months Ended
	Total 2011	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net Interest Income Pre Provision	$58,109	$15,580	$15,364	$13,770	$13,395
Non-Interest Income	14,759	3,040	2,212	7,819	1,688

Operating Revenue	72,868	18,620	17,576	21,589	15,083
Adjust net gain from sales of securities	(6,277)	(2)	(74)	(6,201)	—

Core Operating Revenue	$66,591	$18,618	$17,502	$15,388	$15,083

		Core Operating Expense For the Three Months Ended
	Total 2011	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Non-Interest Expense (Operating Expense)	$59,016	$11,768	$10,596	$20,708	$15,944
Effect of contribution to Rockville Bank Foundation, Inc.	(5,043)	—	—	—	(5,043)
Effect of balance sheet restructuring	(8,914)	—	—	(8,914)	—

Core Operating Expense	$45,059	$11,768	$10,596	$11,794	$10,901